Press release--April 15, 2009, for immediate release

Qnective, Inc. appoints another top specialist to its Advisory Board
Zurich, 15th of April 2009 – Qnective, Inc., a U.S. public company, headquartered in Zurich, Switzerland, is appointing Joseph Nançoz to its Advisory Board as of 15th of April 2009. This appointment will provide Qnective, Inc. with strong support to assist it with successfully expanding further its activities and market position.

Oswald Ortiz, Chairman of the Board and CEO of Qnective, remarked “that Qnective is absolutely pleased to be able to appoint another experienced telecom expert, Mr. Joseph Nançoz, as a new member of its Advisory Board as of 15th April 2009.”

Joseph Nançoz holds a Master’s Degree in Electronic Engineering from the High Technology Institute in Lausanne, Switzerland and a Master’s Degree in Economics from the University of Fribourg in Switzerland.  He has extensive experience in the telecommunications industry and has developed telecommunications solutions, particularly for global business customers, while he was with Swisscom, where he held a variety of positions including Vice President in charge of Multinational Corporations.  He also served as a board member of Infonet Service Corporation from 1980 to 1999 and subsequently as CEO of Infonet Switzerland from 2000 to 2005. Mr. Nancoz has also served on the board of Unisource.

In accepting the position on the Advisory Board, Joseph Nançoz stated “the GSM world is entering a new stage with the availability of IP-based applications, and it is an exciting challenge to be able to advise Qnective in connection with these developments."

For further information, please contact:

- Qnective Inc,: Oswald Ortiz, CEO, Thurgauerstrasse 54, 8050 Zurich:
+41 44 307 50 20 or info@qnective.com
- Qnective products and services: www.qnective.com

About Qnective

Qnective designs, develops and distributes telecommunications software and services for voice over internet (VoIP) communications. All Qnective products are marketed under the Qtalk trademark.  Each Qtalk product is a pure software solution for secure mobile telecommunications using package-oriented networks such as GPRS, UMTS, HSDA, or WiFi for the transmission of voice and data.  For a small monthly flat fee mobile telephone users with Qtalk have access to unlimited call time with other Qtalk users.

With the exception of historical information contained in this press release, content herein may contain "forward looking statements" that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, delays and risks associated with product development, marketing and sales issues, and other factors discussed in Qnective's Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Qnective disclaims any obligation to update its forward-looking statements.